Exhibit 10.28

[1st Constitution Bancorp Letterhead]

November 5, 2009

Mr. Joseph M. Reardon
1st Constitution Bancorp
2650 Route 130 North
Cranbury, New Jersey  08512

Dear Mr. Reardon:

As you know, 1st Constitution Bancorp (the “Company,” as further defined below) has entered into a Letter Agreement, dated December 23, 2008, including the Securities Purchase Agreement - Standard Terms incorporated therein (the “Participation Agreement”), with the United States Department of the Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (“CPP”).

Pursuant to EESA as implemented by an interim final rule of the Treasury applicable to the Company and its subsidiaries as a result of its participation in the CPP, the Company is required to make changes to its compensation agreements for highly compensated employees of the Company and its subsidiaries.  To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1)
No Golden Parachute Payments.  The Company is prohibited from making any golden parachute payments to you during any “CPP Covered Period.”  A “CPP Covered Period” is any period during which (a) you are a senior executive officer or a highly compensated employee of the Company or its subsidiaries, and (b) the Treasury holds the Series B Preferred Stock acquired from the Company in the CPP.

(2)
Recovery of Bonus and Incentive Compensation.  Any bonus and/or incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

(3)
Tax Gross-up Payments.  During the CPP Covered Period, the Company is prohibited from providing tax gross-ups or reimbursement for the payment of your taxes to you.  For this purpose, providing for such a gross-up at a future date after the CPP Covered Period is also prohibited.

(4)
Compensation Program Amendments.  Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including but not limited to, golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended (notwithstanding any contrary language within such Benefit Plans) to the extent necessary to give effect to provisions (1), (2) and (3).

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.  To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company hereby agree to execute such additional documents as the Company deems necessary to effect such revisions.

(5)	Definitions and Interpretation. This letter shall be interpreted as follows:

“Senior executive officer” means the Company’s “senior executive officers” as defined in EESA as implemented by regulations and rules of the Treasury (i.e., the principal executive officer, the principal financial officer and the next three most highly compensated employees whose compensation exceeds $100,000).

“Golden parachute payment” has the same meaning set forth in EESA as implemented by regulations and rules of the Treasury from time to time.

“EESA” means the Emergency Economic Stabilization Act of 2008 as amended by the American Recovery and Reinvestment Act of 2009 and as the same may be amended hereafter.

The “Company” includes 1st Constitution Bancorp, 1st  Constitution Bank and any other entity required to be treated as a “TARP recipient” pursuant to rules or regulations of the Treasury from time to time.

Provisions (1), (2), (3) and (4) of this letter are intended to, and will be interpreted, administered and construed to comply with EESA as implemented by regulations or rules of the Treasury and, to the maximum extent consistent with the proceeding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter.

This letter will be governed by the laws of the State of New Jersey, except to the extent that federal law controls.

The Company’s Board of Directors appreciates the concessions you are making and looks forward to your continued leadership.

Very truly yours,

1st Constitution Bancorp

By:              /s/ ROBERT F. MANGANO
Name: Robert F. Mangano
Title:   President

Intending to be legally bound, I hereby
agree with, acknowledge the sufficiency
of consideration for, and accept the
foregoing terms.

/s/ JOSEPH M. REARDON
Joseph M. Reardon Date: November 7, 2009